In DY 2015, USPB has a slight base price advantage

Comparing Regional Markets

By Brian Bertelsen, VP, Field Operations

Different areas have different markets. At times, the fed cattle market is stronger in one region than another. Markets are reported by USDA by state and region. The heart of those fed cattle market reports lies in the Plains states: Nebraska, Kansas and Texas/Oklahoma. These are the states where cattle feeding and beef processing are most concentrated.

Differences in these regional fed cattle markets are, of course, due to supply and demand. In other words, the number of “market ready” cattle relative to total slaughter capacity in a region.

So far, since September, USPB has had an advantage in base price. Comparing USPB’s base live price on the Base grid to the USDA reports for both Nebraska and Texas, we have had a small advantage.

However, Nebraska also has a carcass (meat) bid market. Comparing USPB’s base hot carcass price on the Base grid to USDA reports for Nebraska’s carcass prices, we have had a more distinct advantage. On a per head basis, this equates to more than a $20/head difference using a carcass weight of 850 lbs., so far in delivery year 2015. See chart below.

Why would there be more difference on a carcass versus a live basis? One reason is that regional dressing percentage, or yield, will differ. The plant average yield is used to calculate the USPB base carcass price. Therefore, when comparing our base hot price to northern meat bids, it is affected by supply and demand and also cattle performance in the two regions.

So the main message is that we encourage you to take a good hard look at the USPB grid if you have cattle on feed in Northern feedlots. You will need to keep a close eye on these regional base price differences as market conditions change. Another factor to consider is that cattle shipped from the North have historically been very high quality and generate significant premiums on our grid. So far, during delivery year 2015, cattle delivered from Nebraska feedlots have graded 13 percentage points higher and generated about $20 more gross premium per head compared to the overall company average on the USPB Base grid.

Cattle delivered from Iowa feedlots have fared even better. Grading almost 23 percentage points more Choice and nearly $31 more premium.

Of course, freight is an issue. However, fuel prices have

...continued on page 2

Company Files

Third Quarter Results

U.S. Premium Beef has closed its third quarter of fiscal year 2014 and has filed the results with the Securities and Exchange Commission. For the quarter, which ended September 27, 2014, USPB recognized net income of $3.5 million compared to $6.5 million for the same period a year ago.

For the nine months ended September 27, 2014, USPB recognized a net loss of $1.5 million compared to net income of $5.4 million for the same period a year ago. In both periods, USPB’s financial results were less than the prior year due to USPB’s share of National Beef’s financial results, which decreased as a result of lower gross margins and severance costs related to the Brawley, CA, facility closure. Partially offsetting the lower results from National Beef were lower expenses at USPB.

National Beef’s profitability is impacted by the ratio of the USDA comprehensive boxed beef cutout (a weekly reported measure of the total value of all USDA inspected beef primal cuts, grind and trim produced from fed cattle) to the USDA 5-area weekly average slaughter cattle price. The ratio during the first three quarters of fiscal year 2014 were largely unchanged from the comparable 2013 periods.♦

FY 2014 Annual Meeting

To Be Held on March 27, 2015

U.S. Premium Beef’s fiscal year 2014 annual meeting will be held in Kansas City, MO, at the Kansas City Airport Hilton on Friday, March 27, 2015. A reception will be held on the evening of March 26 at the Airport Hilton.

There are two positions on USPB’s Board of Directors up for election. Rex McCloy, Morse, TX, and Jeff Sternberger, Ingalls, KS, currently hold these positions.

Unitholders who want information on becoming a candidate for USPB’s Board should contact our office at 866-877-2525. Applications are due December 27, 2014. Watch upcoming UPDATES for more information on the annual meeting.♦

The Kansas City Steak Co. Offers
Family and Friends Discount

The Kansas City Steak Company®, which is owned by National Beef Packing Co., sells high-quality, grain-fed beef along with a selection of poultry, pork, seafood, gourmet sides and desserts, wines, and more.

The Kansas City Steak Company is currently offering participants in U.S. Premium Beef a 15% Family and Friends discount when you order between now and December 31. Just go to www.kansascitysteaks.com and enter Priority Code FF2014 at check out. Ordering is fast and easy—and they ship right to your door, or any door, anywhere in America.

We hope you’ll give The Kansas City Steak Company a try—and please use their Family and Friends discount as often as you’d like, as their gift to you. Order before December 19 to ensure delivery before Christmas ♦

Reproduction of any part of this newsletter is expressly forbidden without written permission of U.S. Premium Beef.

CAB Brand Modifies Specifications

The Certified Angus Beef® (CAB) branded beef program announced that effective November 24, 2014, it will modify the carcass weight specification to allow carcasses weighing 1,050 pounds and less. Previously, the weight requirement was restricted to carcasses less than 1,000 pounds.

CAB’s announcement cited the industry trend that has occurred since 1975 of an increase in average carcass weights of approximately five pounds per year. “Our ribeye area specification of 10-16 square inches will remain in place, and will maintain the consistent sizing of ribs and strips that is paramount to our mission of providing the finest beef,” explains John Stika, CAB president, in making the announcement.♦

Did You Know...

✓If you have delivery rights you do not plan on using in delivery year 2015, which ends August 29, and would like USPB to help you get them leased to other producers, please call our office at 866.877.2525.♦

Choice/Select Spread Steady

With Long-Term Average

Comparing Regional Markets...	continued from page 1

been decreasing and we are hearing that freight rates have begun to soften.

Today’s market for fed cattle is very competitive. We realize that, as a feeder, you have many options to market your finished cattle. We simply want to remind you that the USPB grid continues to be a very good option. If you need updated information or have any questions about marketing your cattle, please call us at 866.877.2525. ♦

BENCHMARK PERFORMANCE DATA TABLE

Base Grid Cattle Harvested in KS Plants 10/19/14 to 11/15/14
(Numbers in Percent)	Base Grid
	All	Top 25%
Yield	64.22	64.91
Prime	3.53	5.72
CH & PR	72.20	79.82
CAB	21.50	25.67
BCP	19.38	21.80
Ungraded	1.19	0.95
Hard Bone	0.50	0.42
YG1	6.77	7.19
YG2	32.29	31.47
YG3	43.47	44.28
YG4	15.61	15.17
YG5	1.85	1.88
Light Weight	0.22	0.13
Heavy Weight	2.35	2.30
Average Grid Premiums/Discounts ($/Head)
Quality Grade	$28.37	$42.50
Yield Benefit	$21.55	$45.75
Yield Grade	-$3.11	-$2.93
Out Weight	-$3.54	-$3.41
Natural	$2.23	$3.73
Total Premium	$45.50	$85.64